Contact:	Peter J. Cunningham First Vice President, Investor Relations 516-327-7877 ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION NAMES
JOHN R. CHRIN TO BOARD OF DIRECTORS

Lake Success, New York, November 18, 2009 -- Astoria Financial Corporation (NYSE: AF) (the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), announced today that their Boards of Directors appointed John R. Chrin to serve as a director of both the Company and Astoria Federal effective December 16, 2009.  Mr. Chrin will fill the vacancy created by the retirement of Leo J. Waters due to his having reached mandatory retirement age.
Mr. Chrin, 46, is currently Global Financial Services Executive-in-Residence and Financial Services Laboratory Fellow at Lehigh University’s College of Business & Economics.  Formerly a Managing Director and Co-Head of the Financial Institutions M&A Group at JPMorgan Chase, Mr. Chrin advised on over $225 billion of M&A transactions during his 21-year investment banking career.
A graduate of Columbia University Graduate School of Business, Mr. Chrin holds an MBA in Finance/Marketing and undergraduate degrees in Economics and Industrial Engineering from Lehigh University.   He was a member of the Board of Advisors of Lehigh University’s College of Business and Economics from 2002 to 2009.  Commenting on Mr. Chrin’s appointment, George L. Engelke, Jr., Chairman and Chief Executive Officer of both the Company and Astoria Federal said, “I am very pleased that John will be joining the Boards of both Astoria Financial Corporation and Astoria Federal.  His solid financial experience and considerable knowledge of the banking industry will serve us well in our future endeavors.”
Astoria Financial Corporation, with assets of $20.7 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $13.2 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering sixteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering seventeen states and the District of Columbia.

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